Registration No. -  333-_______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                                 ____________

                                   FORM S-8

             REGISTRATION STATEMENT  UNDER THE SECURITIES ACT OF 1933
                                 ____________

                                 CATERPILLAR INC.
              (Exact name of Registrant as specified in its charter)

           DELAWARE                                37-0602744
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)            Identification Number)

        100 NE ADAMS STREET,
          PEORIA, ILLINOIS                             61629
(Address of principal executive offices)             (Zip Code)

                    DEFERRED EMPLOYEES' INVESTMENT PLAN
                        (Full title of the plan)


      Registrant's telephone number, including area code:  (309) 675-1000


                         R. RENNIE ATTERBURY III
                Vice President, Secretary and General Counsel
                            Caterpillar Inc.
                          100 NE Adams Street
                         Peoria, IL  61629-7310
                 (Name and address of agent for service)



                     CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------
                               Proposed       Proposed
Title of                       Maximum        Maximum
Securities     Amount          Offering       Aggregate    Amount of
to be          to be           Price          Offering     Registration
Registered     Registered(1)   Per Unit(2)    Price(1)(3)  Fee
-----------    ------------    -----------    ----------   ------------
Deferred
Compensation   $40,000,000        100%        $10,000,000    $12,000
Obligations
--------------------------------------------------------------------------

(1) In U.S. dollars or the equivalent thereof in foreign denominated currency or a composite currency.
(2) The Deferred Compensation Obligations are unsecured obligations of Caterpillar Inc. to pay deferred compensation in the future in accordance with the terms of the Caterpillar Inc. Deferred Employees' Investment Plan.
(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and exclusive of accrued interest, if any.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants of the Deferred Employees' Investment Plan (the "Plan") of Caterpillar Inc., a Delaware corporation (the "Company"), as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Securities and Exchange Commission but constitute, together with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.


PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Registration
Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and quarterly report on Form 10-Q for the quarter ended March 31, 1997.

     (b) All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Deferred Compensation Obligations
     ---------------------------------

     Pursuant to the terms of the Plan, eligible employees (each a "Participant") of the Company may elect to defer all or a portion of
(1) their compensation not to exceed the excess of (a) 6% of their base salary over (b) the total amount deferred by them into Part 2 of the Caterpillar Inc. Employees' Investment Plan ("EIP") and into the Supplemental Employees' Investment Plan ("SEIP"); (2) the incentive compensation payable to them for a calendar year; or (3) base salary payable to them for a calendar year. The portion of compensation deferred under such elections are referred to herein as "Deferred Compensation Obligations". Deferred Compensation Obligations will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company.

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     Compensation deferred by a Participant ("Deferral") will be held in the general funds of the Company. The Company will establish an individual bookkeeping account for each Participant. Deferral amounts will be allocated to Participant accounts in accordance with investment alternatives they select and the terms of the Plan. Investment alternatives include i) an interest account; ii) a stock account treated as though it were invested in Company common stock ("Stock Election"); or
iii) a mutual fund account or accounts treated as though it were invested in certain mutual funds specified in the Plan. Deferrals invested under a Stock Election will accrue dividend equivalents and will be reinvested. A Participant's account will in all other respects reflect share ownership for events such as a stock split, but no voting rights will exist.

     All amounts in the Plan and the establishment of individual bookkeeping accounts shall not be deemed to have created a trust, and no Participant shall have an ownership interest in any such account. A Participant's rights to any amounts credited to his account shall not be transferrable or assignable.

     Deferred Compensation Obligations are not subject to redemption, in whole or in part by Participants, except upon termination of employment or death as specified in the Plan. The Company reserves the right to amend, merge, consolidate or terminate the Plan at any time, except that such action shall not adversely affect the amount that any Participant is entitled to receive, nor change the time of payment of any amount credited to a Participant's account.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Directors and Officers

     Under our Bylaws, we are required to indemnify officers and directors to the full extent permitted under Delaware law. Delaware law permits us to indemnify officers and directors against expenses, judgments, fines, and amounts paid in settlement if they acted in good faith and in a manner they reasonably believed to be in the best interests of the company. In a criminal action, indemnification is permissible if the officer or director had no reasonable cause to believe his conduct was unlawful. Indemnification is not permissible if the officer or director is deemed liable to us by a court, unless the court otherwise determines indemnification is proper.

     Under our Certificate of Incorporation, no director is personally liable to us or any stockholder for a breach of fiduciary duty, unless the director is liable under Section 174 of Title 8 of the Delaware Code, has breached his or her duty of loyalty, has not acted in good faith, acted in a manner involving intentional misconduct or knowing violation of law, or has derived an improper personal benefit.

     Insurance carried by us provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) we may be required to pay as indemnities to officers or directors for claims made against them and (b) individual directors, officers and certain employees may become legally obligated to pay as the result of acts committed while acting in their corporate fiduciary capacities.

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Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)
               do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on the 4th day of August, 1997.


                                                CATERPILLAR INC.
                                                  (Registrant)

                                     By:  /s/R. R. ATTERBURY III
Date: August 4, 1997                      R. R. Atterbury III, Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


August 4, 1997        /s/DONALD V. FITES         Chairman of the Board,
                                                   Director and Chief
                                                   Executive Officer

August 4, 1997        /s/GLEN A. BARTON          Group President

August 4, 1997        /s/GERALD S. FLAHERTY      Group President

August 4, 1997        /s/JAMES W. OWENS          Group President

August 4, 1997        /s/RICHARD L. THOMPSON     Group President

August 4, 1997        /s/DOUGLAS R. OBERHELMAN   Vice President and
                                                    Chief Financial Officer

August 4, 1997        /s/ROBERT R. GALLAGHER     Controller and
                                                    Chief Accounting Officer

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August 4, 1997        /s/LILYAN H. AFFINITO      Director

August 4, 1997        /s/W. FRANK BLOUNT         Director

August 4, 1997        /s/JOHN T. DILLON          Director

August 4, 1997        /s/DAVID R. GOODE          Director

August 4, 1997        /s/JAMES P. GORTER         Director

August 4, 1997        /s/PETER A. MAGOWAN        Director

August 4, 1997        /s/GORDON R. PARKER        Director

August 4, 1997        /s/GEORGE A. SCHAEFER      Director

August 4, 1997        /s/JOSHUA I. SMITH         Director

August 4, 1997        /s/CLAYTON K. YEUTTER      Director

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EXHIBIT INDEX

Exhibit
Number       Description

4 The Caterpillar Inc. Deferred Employees' Investment Plan, as amended and restated (incorporated by reference from Exhibit 10(h) to Form 10-K for the year ended December 31, 1996, Commission File No. 1 -768).


5 Opinion of Richard P. Konrath, Securities Counsel for Caterpillar Inc., as to the legality of deferred compensation obligations.


23.1 The consent of Richard P. Konrath, Securities Counsel for Caterpillar Inc., is contained in his opinion filed as Exhibit 5 to this Registration Statement.


23.2         Consent of Price Waterhouse LLP.

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